ACQUSITION AND EXCHANGE AGREEMENT

Between

PAIVIS, CORP.

AVENTRA COMMUNICATIONS, LTD.

and

DETROIT PHONE CARD, INC.

Dated: October 4, 2007

TABLE OF CONTENTS

ARTICLE I REPRESENTATIONS, COVENANTS, AND WARRANTIES OF Detroit Phone Card, Inc.

1.01	Organization	1
1.02	Capitalization	1
1.03	Financial Statements	2
1.04	Information	2
1.05	Options and Warrants	2
1.06	Absence of Certain Changes or Events	2
1.07	Litigation and Proceedings	2
1.08	Contracts	3
1.09	Material Contract Defaults	3
1.10	No Conflict With Other Instruments	3
1.11	Governmental Authorizations	3
1.12	Compliance With Laws and Regulations	3
1.13	Approval of Agreement	3
1.14	Material Transactions or Affiliations	3
1.15	Detroit Phone Card, Inc. Schedules	4
1.16	Payroll Taxes and Corporate Taxes	4
1.17	Valid Obligation	4

ARTICLE II REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PAIVIS CORP.

2.01	Organization	4
2.02	Capitalization	5
2.03	Subsidiaries and Predecessor Corporations	5
2.04	Securities Filings; Financial Statement	5
2.05	Filing: Books and Records	5
2.06	Information	5
2.07	Options and Warrants	5
2.08	Absence of Certain Changes or Events	6
2.09	Litigation and Proceedings	6
2.10	Contracts	6
2.11	Material Contract Defaults	7
2.12	No Conflict With Other Instruments	7
2.13	Governmental Authorizations	7
2.14	Compliance With Laws and Regulations	7
2.15	Material Transactions or Affiliation	7
2.16	Approval of Agreement	7
2.17	Continuity of Business Enterprises	8
2.18	PAIVIS CORP. Schedules	8
2.19	Bank Account; Power of Attorney	8
2.20	Valid Obligation	9

ARTICLE III PLAN OF EXCHANGE

3.01	The Purchase and Exchange	9
3.02	Working Capital Commitment	9
3.03	Employment Agreement	9
3.04	Closing Date and Place	9
3.05	Changes and Interim Operations	9
3.06	Closing Events	10
3.07	Termination	10

ARTICLE IV SPECIAL COVENANTS

4.01	Access to Properties and Records	10
4.02	Delivery of Books and Records	11
4.03	Third Party Consents and Certificates	11
4.04	Consent of Detroit Phone Card, Inc. . Shareholders	11
4.05	Name Change	11
4.06	PAIVIS Corporation Shareholder Meeting	11
4.07	Actions Prior to Closing	11
4.08	Sales Under Rule 144 or 145, If Applicable	11
4.09	Indemnification	11

ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF PAIVIS CORPORATION.

5.01	Accuracy of Representations and Performance of Covenants	12
5.02	Officer's Certificates	12
5.03	No Material Adverse Change	12
5.04	Approval by Shareholders	12
5.05	No Governmental Prohibitions	12
5.06	Consents	13
5.07	Delivery of Audited Financial Statements	13
5.08	Other Items	13

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF Detroit Phone Card, Inc.

6.01	Accuracy of Representations and Performance of Covenants	13
6.02	Officer's Certificate	13
6.03	No Governmental Prohibition	13
6.04	Consents	13
6.05	Delivery of Initial Shares and Cash Payment	13
6.06	Delivery of Working Capital Commitment	13
6.05	Execution of Employment Agreement	13
6.08	Other Items	13

ARTICLE VII MISCELLANEOUS

7.01	Brokers	14
7.02	Governing Law	14
7.03	Notices	14
7.04	Attorney's Fees	14
7.05	Confidentiality	14
7.06	Public Announcements and Filings	15
7.07	Schedules; Knowledge	15
7.08	Third Party Beneficiaries	15
7.09	Expenses	15
7.10	Entire Agreement	15
7.11	Survival; Termination	15
7.12	Counterparts	15
7.13	Amendment or Waiver	15
7.14	Best Efforts	15

ACQUISITION AND EXCHANGE AGREEMENT

THIS ACQUSITION AND EXCHANGE AGREEMENT (hereinafter referred to as this "AGREEMENT ") is entered into as of this 4th day of October 2007, by and between PAIVIS, CORP., a Nevada corporation (hereinafter referred to as “PAIVIS”), AVENTRA COMMUNICATIONS, LTD.  a Nevada corporation and wholly owned subsidiary of Paivis (“Sub”) and DETROIT PHONE CARD, INC., a Michigan corporation and its subsidiaries (hereinafter referred to as "DPC”), (collectively the three companies are hereinafter referred to as the “Parties”) upon the following premises:

Premises

WHEREAS, PAIVIS, is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, AVENTRA COMMUNICATIONS LTD, is a corporation organized under the laws of the State of Nevada and a  wholly owned subsidiary of Paivis,  formed for the purposed of acquiring the Assets referred to herein;

WHEREAS, DPC is a privately-held corporation organized under the laws of Michigan;

WHEREAS, DPC wish to sell to Sub and Sub wishes to purchase from DPC one hundred percent (100%) of the Assets recorded on the Consolidated Balance Sheet of DPC as at September 30,2007  (the “Assets”) upon the terms and conditions hereinafter set forth;

WHEREAS, the Boards of Directors of each of Paivis  and Sub deems it advisable and in the best interests of each corporation and its respective shareholders to engage in the transactions contemplated hereby pursuant to which Sub will acquire all of the Assets the DPC (the "Acquisition"); and

WHEREAS, the respective Parties desire to make certain representations, warranties and agreements in connection with the Acquisition, and.

WHEREAS, the Parties desire to set forth the terms of the Purchase and Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(2) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, it is hereby agreed as follows:

Agreement

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DPC

As an inducement to, and to obtain the reliance of PAIVIS except as set forth on the DPC Schedules (as hereinafter defined), DPC represents and warrants as follows:

Section 1.01                      Organization.  DPC  is a corporation duly organized, validly existing, and in good standing under the laws of Michigan and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by  it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.  Included in the DPC Schedules are complete and correct copies of the articles of incorporation, and the bylaws of DPC as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of DPC’s articles of incorporation or bylaws.  DPC has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement.  DPC has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02                      Capitalization.  All issued and outstanding shares of  DPC  are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03                      Financial Statements.

(a)           Included in the DPC Schedules are the consolidated audited balance sheet and the related statements of operations of DPC as of December 31, 2005, December 31, 2006 and the consolidated unaudited financial statements as of September 30, 2007;

(b)           All such consolidated financial statements have been prepared in accordance with generally accepted accounting principles.  The DPC balance sheet presents a true and fair view as of the date of such balance sheet of the financial condition of DPC.  DPC did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of DPC in accordance with generally accepted accounting principles.

(c)	DPC has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d)           DPC has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e)           The books and records, financial and otherwise, of DPC are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(f)           All of DPC’s assets are reflected on its consolidated financial statements, and, except as set forth in the DPC Schedules or the financial statements of DPC or the notes thereto, DPC has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.04                      Information.  The information concerning DPC set forth in this Agreement and in the DPC  Schedules which are to be incorporated herein as of the date of above written or no later than Closing is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, DPC has fully disclosed in writing to PAIVIS (through this Agreement or the DPC Schedules) all information relating to matters involving DPC or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of DPC or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on DPC, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing , including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.05                      Options or Warrants. There ere are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued DPC common stock.

Section 1.06                      Absence of Certain Changes or Events.  Except as set forth in this Agreement or the DPC Schedules, since December 31, 2006 there has been no material change in the business and assets of DPC and to the best knowledge of DPC, DPC  has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of DPC.

Section 1.07                      Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations  pending or, to the knowledge of DPC after reasonable investigation, threatened by or against DPC or affecting DPC or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  DPC does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances that, after reasonable investigation, would result in the discovery of such a default.

 Section 1.08                                Contracts.

(a)           Except as included or described in the DPC Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which DPC is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000));

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which DPC is a party or by which its properties are bound and which are material to the operations of DPC taken as a whole are valid and enforceable by DPC in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c)           Except as set forth in the DPC Schedules, DPC is not a party to or bound by, and the properties of DPC are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of DPC; and

(d)           Except as included or described in the DPC Schedules or reflected in the most recent DPC balance sheet, DPC is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which DPC is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of DPC.

Section 1.09                      Material Contract Defaults.  DPC is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of DPC and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which DPC has not taken adequate steps to prevent such a default from occurring.

Section 1.10                      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which DPC is a party or to which any of its properties or operations are subject.

Section 1.11                      Governmental Authorizations.  Except as set forth in the DPC Schedules, DPC has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by DPC of this Agreement and the consummation by DPC of the transactions contemplated hereby.

Section 1.12                      Compliance With Laws and Regulations.  Except as set forth in the DPC Schedules, to the best of its knowledge DPC has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of DPC, or except to the extent that noncompliance would not result in the occurrence of any material liability for DPC.

Section 1.13                      Approval of Agreement.  The board of directors of DPC has authorized the execution and delivery of this Agreement by DPC and has approved this Agreement and the transactions contemplated hereby, and will recommend to the DPC Shareholders that the Exchange be accepted by them.

Section 1.14                      Material Transactions or Affiliations.  Set forth in the DPC Schedules is a description of every contract, agreement, or arrangement between DPC and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by DPC to own beneficially, 5% or more of the issued and outstanding common stock of DPC and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof.  Except as disclosed in the DPC Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of DPC has, or has had since inception of DPC, any known interest, direct or indirect, in any transaction with DPC which was material to the business of DPC.  There are no commitments by DPC, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.15                      DPC Schedules.  DPC has delivered or agrees to deliver to PAIVIS the following schedules as of the date of above written or no later than Closing, which are collectively referred to as the "DPC Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement or dated as of the date of Closing, all certified by the chief executive officer of DPC as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of the articles of incorporation, and bylaws of DPC in effect as of the date of this Agreement;

(b)           a schedule containing complete and correct copies of the articles of incorporation, and bylaws of GET MOBILE INC. a wholly owned subsidiary of DPC;

(c)           a schedule containing the consolidated financial statements of DPC identified in paragraph 1.03(a);

(d)           copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which DPC carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of DPC);

(e)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the DPC Schedules by Sections 1.01 through 1.14.

DPC shall cause the DPC Schedules and the instruments and data delivered to PAIVIS, hereunder to be promptly updated after the date hereof up to and including the Closing .

Section 1.16                      Payroll Taxes and Corporate Taxes.  All of the payroll taxes and corporate taxes owed by DPC up to the date of Closing shall remain the responsibility of DPC.

Section 1.17                      Valid Obligation.  This Agreement and all agreements and other documents executed by DPC in connection herewith constitute the valid and binding obligation of DPC, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PAIVIS AND SUB

As an inducement to, and to obtain the reliance of DPC and the DPC Shareholders, except as set forth in the PAIVIS Schedules (as hereinafter defined), PAIVIS AND SUB represents and warrants as follows:

Section 2.01                      Organization.  PAIVIS and Sub are corporations duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the PAIVIS Schedules are complete and correct copies of the articles of incorporation, and the bylaws as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PAIVIS and Subs’s articles of incorporation, and the bylaws.   PAIVIS and Sub has taken all action required by law, its Articles of Incorporation, or otherwise to authorize the execution and delivery of this Agreement, and PAIVIS and Sub has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, or otherwise to consummate the transactions herein contemplated.

Section 2.02                      Capitalization.  As of June 30,2007 Paivis’s authorized capitalization consists of a) 125,000,000 shares of common stock, $0.0002 par value of which approximately 41,000,000 shares are issued and outstanding and: b) 15,000,000 shares of preferred stock of $0.0002 par value of which 250,000 shares of Series A Preferred and 3,075,000 shares of Series B Preferred are issued and outstanding..  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03                      Subsidiaries and Predecessor Corporations.  PAIVIS does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 2.03.  .

Section 2.04                      Securities Filings; Financial Statements.

(a)	Included in the PAIVIS Schedules is (i) an unaudited consolidated balance sheet of PAIVIS as of June 30, 2007.

(b)           PAIVIS has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(c)           PAIVIS has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof except those described in the PAIVIS Schedules.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts that, in the aggregate, are immaterial.

(d)           The books and records, financial and otherwise, of PAIVIS are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e)           All of PAIVIS's assets are reflected on its financial statements, and, except as set forth in the PAIVIS Schedules or the financial statements of PAIVIS or the notes thereto, PAIVIS has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05                      Filings: Books and Records.  The books and records, financial and otherwise, of PAIVIS are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 2.06                      Information.  The information concerning PAIVIS set forth in this Agreement and the PAIVIS Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, PAIVIS has fully disclosed in writing to DPC (through this Agreement or the PAIVIS Schedules) all information relating to matters involving PAIVIS or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $25,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of PAIVIS or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on PAIVIS, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.07                      Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of PAIVIS, except as described in Schedule 2.06 (the "Existing Rights").

Section 2.08                      Absence of Certain Changes or Events.  Except as disclosed in the PAIVIS Schedules,  or otherwise disclosed  in writing to DPC, since the date of the most recent PAIVIS balance sheet:;

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of PAIVIS or (ii) any damage, destruction or loss to PAIVIS (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of PAIVIS except as disclosed in PAIVIS Schedules; and

(b)           PAIVIS has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of PAIVIS; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; except as disclosed in PAIVIS Schedules; and

(c)           PAIVIS has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent PAIVIS balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of PAIVIS; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement, except as disclosed in PAIVIS Schedules; and

(d)           to the best knowledge of PAIVIS, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of PAIVIS except as disclosed in PAIVIS Schedules.

Section 2.09                      Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge PAIVIS after reasonable investigation, threatened by or against  PAIVIS  or affecting  PAIVIS or  its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in PAIVIS Schedules.  PAIVIS has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of such default.

Section 2.10                      Contracts.

(a)           PAIVIS is not a party to, and its assets, are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in PAIVIS Schedules.

(b)           PAIVIS is not a party to or bound by, and the properties of PAIVIS are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of PAIVIS except as disclosed in PAIVIS Schedules.

(c)           All contracts, agreements, franchises, license agreements, and other commitments to which PAIVIS is a party or by which its properties are bound and which are material to the operations of PAIVIS taken as a whole are valid and enforceable by PAIVIS in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(d)           Except as included or described in the PAIVIS Schedules or reflected in the most recent PAIVIS consolidated balance sheet, PAIVIS is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which PAIVIS is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of PAIVIS.

Section 2.11                      Material Contract Defaults.  PAIVIS is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of PAIVIS and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which PAIVIS has not taken adequate steps to prevent such a default from occurring.

Section 2.12                      No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which DPC is a party or to which any of its assets or operations are subject.

Section 2.13                      Governmental Authorizations.  PAIVIS has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by PAIVIS of this Agreement and the consummation by PAIVIS of the transactions contemplated hereby.

Section 2.14                      Compliance With Laws and Regulations.  To the best of its knowledge, PAIVIS has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of DPC or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.15                      Material Transactions or Affiliations.  Except as disclosed herein and in the PAIVIS Schedules, there exists no contract, agreement or arrangement between PAIVIS and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by PAIVIS to own beneficially, 5% or more of the issued and outstanding common stock of PAIVIS and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% shareholder of PAIVIS has, or has had since inception of PAIVIS, any known interest, direct or indirect, in any such transaction with PAIVIS which was material to the business of PAIVIS.  PAIVIS has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.16                      Approval of Agreement.  The board of directors PAIVIS have authorized the execution and delivery of this Agreement and has approved this Agreement and the transactions contemplated hereby.

Section 2.17                      Continuity of Business Enterprises.  PAIVIS has no commitment or present intention to liquidate PAIVIS or sell or otherwise dispose of a material portion of PAIVIS’S business or assets following the consummation of the transactions contemplated hereby except as disclosed in PAIVIS Schedules.

Section 2.18                      PAIVIS Schedules.  PAIVIS has delivered or agrees to deliver to DPC the following schedules as of the date above written or no later than fourteen calendar days following the date above and subject to extension by mutual agreement of the Parties., which are collectively referred to as the "PAIVIS Schedules" and which consist of separate schedules, which are dated the date of this Agreement or dated as of the date of Closing, all certified by the chief executive officer of PAIVIS to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a)           a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of PAIVIS as in effect as of the date of this Agreement;

(b)           a schedule containing complete and correct copies of the articles of incorporation, and bylaws of Aventra Communications Inc. a wholly owned subsidiary of DPC, as in effect as of the date of this Agreement.

(c)           a schedule containing the consolidated financial statements of PAIVIS identified in paragraph 2.04(a);

(d)           a Schedule 2.20(c) containing a list indicating the name and address of each shareholder of PAIVIS together with the number of shares owned by him, her or it;

(e)           a schedule containing a description of all real property owned by PAIVIS, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

(f)           copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which PAIVIS carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of PAIVIS);

(g)           a schedule listing the accounts receivable and notes and other obligations of PAIVIS as of June  30, 2007, or thereafter other than in the ordinary course of business of PAIVIS, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

(h)           a schedule listing the accounts payable and notes and other obligations payable of PAIVIS as of June 30, 2007, or that arose thereafter other than in the ordinary course of the business of PAIVIS, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by PAIVIS respecting such obligations;

(i)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of PAIVIS since June 30, 2007 required to be provided pursuant to section 2.07 hereof; and

(j)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the PAIVIS Schedules by Sections 2.01 through 2.19.

PAIVIS shall cause the PAIVIS Schedules and the instruments and data delivered to DPC hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.19                      Bank Accounts; Power of Attorney.  Set forth in Schedule 2.19 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by PAIVIS within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of PAIVIS, (b) all safe deposit boxes and other similar custodial arrangements maintained by PAIVIS within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from PAIVIS or who are otherwise authorized to act on behalf of PAIVIS with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.20                      Valid Obligation.  This Agreement and all agreements and other documents executed by  PAIVIS in connection herewith constitute the valid and binding obligation of PAIVIS, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought..

ARTICLE III
PLAN OF PURCHASE AND EXCHANGE

Section 3.01                      The Purchase and Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each DPC Shareholder who shall elect to accept the purchase and exchange offer described herein (the "Accepting Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the Assets of DPC set forth on Schedule 1.19(c) attached hereto, in the aggregate constituting 100% of the Assets; the objective of such Exchange being the acquisition by Sub of 100% of the Assets of DPC.  In exchange for the transfer of such Assets by the DPC Shareholders, PAIVIS shall:
a)
issue to the DPC Shareholders, Preferred Series D shares (the “Preferred Shares” or “the Initial Shares”) equal to $3,750,000.The preferential provisions (the “Provisions”) of the Preferred Shares will be defined at or before Closing and;

b)	pay to the DPC Shareholders an aggregate of $2,250,000 in cash, and;
c)	pay to the DPC Shareholders $500,000 upon reaching operational milestones (the “Milestones”) related to Get Mobile Inc. a subsidiary of DPC , to be defined at or before Closing, and
d)	the Preferred Shares will have piggy back registration rights. The Piggy Back Registration Rights Agreement shall be delivered and executed at or before Closing; and
e)	payment of the Federal Excise Tax Refund as described in Section 3.02 herein to the shareholders of DPC (the “Refund”),

At the Closing, one hundred percent  (100%) of the Assets recorded on the Consolidated Balance Sheet of  DPC as at September 30, 2007 will be transferred to SUB. Upon consummation of the transaction contemplated herein, assuming participation by all of the DPC Shareholders, all of the Assets of DPC shall be held by Sub.

Section 3.02                      Federal Excise Tax Refund .      PAIVIS and  Sub agrees that in the event a Federal Excise Tax refund is issued to DPC for the period ending December 31, 2006 for which DPC has submitted its application to the Internal Revenue Service, the proceeds from the refund, net of any costs incurred by DPC to receive the refund, the refund will be paid to the Shareholders of DPC .

Section 3.03                      Line of Credit.  PAIVIS agrees to provide to DPC $700,000 (“Debt Repayment Capital”) in financing for the purposes of reducing the Line of Credit at the Huntington National Bank required to be paid due to a change of control of DPC.

Section 3.04                      Employment and Stock Compensation Agreement for Rami Chahine.  PAIVIS and DPC President & CEO Rami Chahine shall at or before Closing negotiate and execute and an Employment and Stock Compensation Agreement for and with Rami Chahine. The Employment and Stock Compensation Agreement with Rami Chahine will be negotiated with mutually accepted terms including responsibilities and compensation comparable to those currently in effect for Rami Chahine and employment period of a minimum of five years and provision providing for any non compete provisions to be terminated if employment agreement with Rami Chahine is terminated by PAIVIS without cause.

Section 3.05                      Closing.  The closing ("Closing") of the transactions contemplated by this Agreement shall take place on October 31 2007 at 3:00 p.m., Eastern Standard Time or at a time and place agreeable by both Parties. Subject to extension by mutual agreement of the Parties.

    Section 3.06                      Changes to Interim Operations. The financial statements (unaudited) of DPC shall reflect all current and total liabilities, including all trade payables and all DPC assets at Closing; except that immediately before Closing all cash and receivables of DPC may  be used , under the sole discretion of DPC by DPC to reduce DPC’s credit balance for inventory/COGS. Therefore no cash assets may be transferred with DPC.

Section 3.07                      Closing Events.  At the Closing, DPC and each of the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  This Agreement shall become effective as of Closing on October 31, 2007. Subject to extension by mutual agreement of the Parties

Section 3.08                      Termination.

(a)           This Agreement may be terminated by the board of directors of either PAIVIS or DPC at any time prior to the Closing if:

(i)           there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(ii)           any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability shall arise hereunder, and each party shall bear its own costs and expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01                      Access to Properties and Records.  Each of the Parties will each afford to the officers and authorized representatives of the other Parties full access to their properties, books and records, in order that each may have a full opportunity to make such reasonable investigation as they shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information reasonably requested.

Section 4.02                      Delivery of Books and Records.  At the Closing, DPC shall deliver to PAIVIS the copies of the corporate minute books, books of account, contracts, records, and all other books or documents of DPC now in the possession of DPC or its officer and director.

Section 4.03                      Third Party Consents and Certificates.  All Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04                      Consent of DPC Shareholders.  DPC shall use its best efforts to obtain the consent of all DPC shareholders to participate in the Exchange.

Section 4.05                      PAIVIS Shareholder Meeting.  If required PAIVIS shall seek a consent of the majority voting shareholders or call a special shareholders meeting to be held on or prior to the Closing Date for the purposes of requesting to approve, and PAIVIS's board of directors shall recommend approval of, the terms of this Agreement and such other matters as shall require shareholder approval hereunder

Section 4.06                      Post-ExchangeSales Under Rule 144 or 145, If Applicable.

(a)           PAIVIS will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)           Upon being informed in writing by any such person holding restricted stock of PAIVIS subsequent to the Exchange that such person intends to sell any shares under Rule 144, Rule 145 or Regulation S promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), PAIVIS will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144, 145 or Regulation S, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

(c)           If any certificate representing any such restricted stock is presented to PAIVIS’S transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, 145 or Regulation S, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to PAIVIS  and its counsel that the stock transfer has complied with the requirements of Rule 144, 145 or Regulation S, as the case may be, PAIVIS will promptly instruct its transfer agent to register transfer such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, 145 or Regulation S, as the case may be, free of any stop transfer order or restrictive legend.  The provisions of this Section 4.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

Section 4.07                      Indemnification.

(a)           DPC hereby agrees to indemnify PAIVIS and each of the officers, agents and directors of PAIVIS as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b)  PAIVIS hereby agrees to indemnify DPC and each of the officers, agents, and directors of DPC as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF PAIVIS

The obligations of PAIVIS AND SUB under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 5.01                      Accuracy of  Representations and Performance of Covenants.  The representations and warranties made by DPC in this Agreement were true when made and shall be true at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (except for changes therein permitted by this Agreement).  DPC shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by DPC prior to or at the Closing.

Section 5.02                      Officer's Certificate.  PAIVIS AND SUB has been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of DPC to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of DPC threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the DPC Schedules, by or against DPC, which might result in any material adverse change in any of the assets, properties, business, or operations of DPC.

Section 5.03                      No Material Adverse Change.  Prior to the Closing , there shall not have occurred any change in the financial condition, business, or operations of DPC nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.06.

Section 5.04                      Approval by Shareholders.  The Purchase and Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding common stock of DPC.

Section 5.05                      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06                      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of DPC after the Closing on the basis as presently operated shall have been obtained.

Section 5.07                      Delivery of Financial Statements.  PAIVIS AND SUB shall have received from DPC  Consolidated Audited financial Statements of DPC for the previous two DPC fiscal periods ended December 31, 2006  and December 31, 2005 and the unaudited financial statements for the period ending September 30,2007.

Section 5.08                      Satisfaction of Due Diligence   Mutual completion of legal and financial due diligence to the satisfaction of both DPC and Paivis in writing to the other party before or at Closing, including disclosure of all pending material agreements contracts and liabilities

Section 5.09                      Other Items.

(a)           PAIVIS AND SUB shall have received a list of DPC’s Assets and shareholders as of September 30, 2007 and as of the date of Closing, certified by an executive officer of DPC as being true, complete and accurate; and

(b)           PAIVIS AND SUB shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as PAIVIS AND SUB may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF DPC

The obligations of DPC and the DPC Shareholders under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 6.01                      Accuracy of  Representations  and Performance of Covenants.  The representations and warranties made by PAIVIS and Sub in this Agreement were true when made and shall be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing.  Additionally, PAIVIS and Sub shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied shall have approved the Exchange and the related transactions described herein.  DPC shall have been furnished with certificates, signed by duly authorized executive officers of PAIVIS and Sub and dated the Closing, to the foregoing effect.

Section 6.02                      Officer's Certificate.  DPC shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of PAIVIS and Sub to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of PAIVIS and Sub threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the PAIVIS Schedules, by or against PAIVIS and Sub, which might result in any material adverse change in any of the assets, properties or operations of PAIVIS and Sub

Section 6.03                      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04                      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of each party after the Closing on the basis as presently operated shall have been obtained.

Section 6.05
Delivery of  the Preferred Shares and Cash Payment.  PAIVIS shall have at Closing delivered to the DPC Shareholders the Preferred Shares and the portion of the cash payment due on Closing as per Section 3.01.

Section 6.06	Provisions of the Preferred Shares. Paivis shall have at or before Closing define the Provisions of the Preferred Shares per Section 3.01.

Section 6.07	The Milestones. The Milestones shall have been defined by the Parties at Closing per Section 3.01.

Section 6.08	Delivery of Debt Repayment Capital . PAIVIS shall have at Closing delivered to DPC the Debt Repayment Capital as per Section 3.03.

Section 6.09	Execution of Employment and Stock Compensation Agreement for Rami Chahine. PAIVIS shall at or before Closing have executed an Employment Agreement for and with Rami Chahine as per Section 3.04.

Section 6.10                      Other Items   DPC shall have received further opinions, documents, certificates, or instruments r elating to the transactions contemplated hereby as PAIVIS may reasonably request.

Section 6.11
Satisfaction of Due Diligence   Mutual completion of legal and financial due diligence to the satisfaction of the Parties in writing to the other party before or at Closing, including disclosure of all pending material agreements contracts and liabilities.

ARTICLE VII
MISCELLANEOUS

Section 7.01                      Brokers.   The Parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02                      Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States,.

Section 7.03                      Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to PAIVIS:	PAIVIS Corp.
400 – 3475 Lenox Road
Atlanta, GA 30326
Attn: the Board of Directors

If to AVENTRA
COMMUNICATIONS INC.:	C/O PAIVIS Corp.
400 – 3475 Lenox Road
Atlanta, GA 30326
Attn: the Board of Directors

With copies to:	Gregory Bartko, Esq.
Law Office of Gregory Bartko, P.C 400 – 3475 Lenox Road
Atlanta, GA 30326

If to DPC:	Detroit Phone Card, Inc.
6500 Schaefer Road
Dearborn, MI 48126
Attn: the Board of Directors

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) upon receipt , if sent by overnight courier, (iii) upon receipt, if transmitted by telecopy and receipt is confirmed by telephone and (iv) upon receipt , if sent by registered or certified mail.

Section 7.04                      Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05                      Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06                      Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07                      Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08                      Third Party Beneficiaries.  This contract is strictly between PAIVIS and  DPC, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09                      Expenses.  Whether or not the Exchange is consummated, PAIVIS will bear the expenses, including legal, auditing, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby accept as agreed upon herein or in separate agreement or understanding reached by the Parties.

Section 7.10                      Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11                      Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing  and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.13                      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing,  this Agreement may by amended by a  writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14                      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:	DETROIT PHONE CARD, INC..

BY: _______________________________

__________________________, President

ATTEST:	PAIVIS, CORP.

BY: _______________________________

_________________________, President

ATTEST:	AVENTRA COMMUNICATIONS, INC.

BY: _______________________________

_________________________, President

ADDENDUM

This Addendum dated this 4th day of October, 2007, entered into by and between PAIVIS CORP., a Nevada corporation (“Paivis”), AVENTRA COMMUNICATIONS, LTD., a Nevada corporation (“Aventra”) and wholly-owned subsidiary of Paivis (“Sub”), and DETROIT PHONE CARD, INC., a Michigan corporation and its subsidiaries (“DPC”).

Introductory Statements

1. Paivis, Aventra and DPC have executed an Acquisition and Exchange Agreement (“Agreement”) on the same date this Addendum is being executed.

2. The parties wish to clarify some of the terms of the Agreement.

3. The Agreement provides that certain information will be attached as schedules to be provided by Paivis and DPC.

Agreement

NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the following is added to the Agreement as an addendum:

1. All of the information reflected in the Agreement as Schedules to be attached to the Agreement will in actuality be gathered and prepared by the respective parties required to do so subsequent to the execution of the Agreement but prior to closing. At closing, the Schedules reflected in the Agreement will be incorporated into the final documents to be executed with certifications by the respective officers of the corporations involved as to the validity and accuracy of the various schedules.

2. Except as herein modified, the terms of the Agreement remain in full force and effect.

WITNESS: PAIVIS CORPORATION

__________________________ By::_______________________

Its President

AVENTRA COMMUNICATIONS, LTD.

__________________________ By::_______________________

Its President

DETROIT PHONE CARD, INC.

__________________________ By::_______________________

Its President